EXHIBIT 99.1

FROM:                                  FOR:
Swenson NHB Investor Relations         SITEL Corporation
150 South Fifth St. Suite 1300         111 South Calvert St., Suite 1900
Minneapolis, Minn. 55402               Baltimore, Md. 21202
Contact: Doug Ewing                    612-371-0000
                                       Contact: Gar Richlin, EVP and CFO, or
                                                Jim Jacobson, Investor Relations
                                                410-246-1505

FOR IMMEDIATE RELEASE

SITEL CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

BALTIMORE -- August 21, 1998 -- SITEL Corporation (NYSE:SWW), the global leader in teleservicing, today announced that its Board of Directors has adopted a Shareholder Rights Plan and has declared a dividend of one Preferred Stock purchase right for each outstanding common share to shareholders of record at the close of business on August 31, 1998.
     The Rights will be exercisable only if a person or group acquires 20 percent or more of the company's outstanding common shares, or commences a tender or exchange offer that would result in the ownership by a person or group of 20 percent or more of the company's outstanding common shares.
     Each Right, which is not currently exercisable, will entitle the holder to purchase one one-thousandth of a share of the company's new Series A Preferred Stock at an exercise price of $30. In the event the Rights become exercisable, holders (other than the acquiring group or person) will be entitled to purchase, at the exercise price, shares of SITEL common stock, or in some cases SITEL preferred stock or common stock of the acquiring company, which have a market value equal to twice the exercise price.
     Unless or until the Rights become exercisable, they will trade with SITEL common shares and no separate certificates will be issued. A summary of the Rights Agreement will be sent to shareholders on or about August 31, 1998. Under certain circumstances, the Rights are redeemable at a price of $0.001 per Right and will expire on August 21, 2008, unless redeemed earlier.
     The company said that numerous public companies have adopted similar plans. The plans are intended to protect shareholders' rights to realize full, long-term value of their investment in the company, while not preventing a fairly valued bid. The Plan was not adopted in response to any known effort to acquire the company.
     SITEL Corporation is the global leader in providing outsourced telephone and Internet-based customer service and sales program on behalf of corporations worldwide. The company operates over 13,100 workstations in over 70 call centers in 17 countries throughout North America, Europe, Asia Pacific and Latin America, covers over 25 languages and dialects and employs over 20,000 people.

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                                                     8/21/1998